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                                                                      Exhibit 21



                           Subsidiaries of the Issuer


The following are the Issuer's significant subsidiaries (including state of incorporation) and percentage of ownership:


1.    Sparks Exhibits Holding Corporation (Delaware)                     100%

2.    Sparks Exhibits Corp. (Pennsylvania)                               100%

3.    Sparks Exhibits, Inc. (Georgia)                                    100%

4.    Sparks Exhibits, Ltd. (California)                                 100%

5.    Expose' Display Systems, Inc. (California)                          51%

6.    Piper Productions, Inc. (Florida)                                  100%

7.   DMS Store Fixtures Corp. (Pennsylvania)                             100%


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